Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

EAST WEST BANCORP REPORTS RECORD EARNINGS
FOR FIRST QUARTER OF 2004

EPS Increases 40% to $0.67

Strong loan demand, solid asset quality and increased efficiencies drive EPS growth

San Marino, CA – April 15, 2004 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported financial results for the first quarter of 2004.  Earnings per share for the first quarter increased 40% to $0.67 from $0.48 in the prior year period.  The first quarter 2004 performance was driven by strong loan growth, increasing efficiencies in the Company’s operating platform, an expanding net interest margin, and continued solid asset quality.

Highlights include:

•              Gross loans increased by 11% over year-end 2003 to a record $3.6 billion;

•              Total core deposits equaled $2.0 billion, a 12% increase for the quarter;

•              First quarter net interest margin of 4.23%;

•              Total cost of deposits for the quarter of 0.90%;

•              Efficiency ratio of 36.37%;

•              Total non-performing assets were 0.12% of total assets;

•              Annualized net chargeoffs of 0.10% for the quarter.

-more-

Financial Summary

First quarter net income totaled $16.9 million, 44% higher than the $11.8 million reported in the same period of the previous year and the largest amount in the Bank’s history.  Return on average assets for the first quarter improved to 1.60% from 1.42% in the previous year, while return on average equity for the quarter improved to 17.98% from 15.42 % in the first quarter of 2003.

“In virtually all areas of the Company, we met or exceeded our expectations in the first quarter,” said Dominic Ng, Chairman, President and CEO of East West Bancorp.  “We are particularly pleased with the results of our efforts to attract new lending relationships while building our level of commitment with established customers and the expanded loan origination capabilities at the branch level. All of these actions are helping us to further penetrate our niche markets while maintaining our stringent underwriting criteria.  The additional capital raised in the first quarter through our private placement will provide us with the financial capacity to continue to capitalize on the lending opportunities in our markets and delivering further profitable growth for our shareholders.”

Management Guidance

The Company provided updated guidance for 2004 earnings per share.  Based on the first quarter performance, management estimates full year EPS of between $2.76 and $2.80.  Mr. Ng commented on the Bank’s outlook for the remainder of 2004, “We continue to see market conditions that are conducive to our growth, and believe that the strong origination volume for the first quarter will more than offset the impact of the increased share count resulting from our recent equity placement. Our expanded relationships and delivery platforms and a lower rate of loan repayments compared to prior periods, as well as generally positive fundamentals in California’s real estate markets, contributed to the strong loan growth for the first quarter. We believe that the impact of these growth drivers will lessen as the year progresses and that loan growth will moderate from the first quarter level. As a result of these factors, we anticipate a full year loan growth of between 24% and 26%.  Additionally, our EPS guidance continues to be based on assumptions of approximately 15% to 17% annualized deposit growth for the full year, a stable interest rate environment and efficiency ratio, and an effective tax rate similar to this quarter’s.”

Balance Sheet Summary

At March 31, 2004, total assets equaled a record $4.6 billion, 14% above assets at December 31, 2003.  The growth in assets was primarily attributable to the growth of the loan portfolio.  Gross loans at March 31, 2004 equaled $3.6 billion, an increase of 11% over $3.3 billion at year end 2003. Commercial real estate, multi-family and construction loans made the largest contribution to the quarter’s growth.

Average earning assets for the first quarter equaled $4.0 billion, 29% higher than for the first quarter of 2003. The growth in average earning assets was driven by a 43% increase in average loans to $3.5 billion, offset by an 18% decrease in average investment securities as the Bank utilized the sale of securities to fund a portion of the loan growth. The yield on average earning assets for the quarter equaled 5.24%, compared to 5.30% a year ago, primarily due to lower market interest rates on both loans and investments.

Total deposits as of March 31, 2004 equaled $3.6 billion, a 10% increase over the year-end 2003 level. Core deposits at March 31, 2004 totaled $2.0 billion, 12% greater than at December 31, 2003.  During the first quarter of 2004, the Bank saw the strongest deposit growth in money market accounts related to both expanded commercial banking relationships as well as accounts tied to the opening of time deposits under recent promotions.  The Bank also experienced significant growth in time deposits during the quarter, as it continued to implement a previously announced retail promotional program for certificate of deposits.  The Bank intends to continue running this promotional program through the second quarter of 2004. Management anticipates that time deposits will equal approximately 47% to 49% of total deposits in 2004.

Average deposits for the first quarter totaled $3.3 billion, 14% above the figure for the prior year period, while average core deposits equaled $1.7 billion, 28% greater than a year ago.  The year-over-year increase in average core deposits is primarily attributable to expansion in commercial relationships, as well as programs in the retail branches targeted to smaller businesses and retail customers, offset by fluctuation in demand deposits from title and escrow customers.

The average cost of deposits for the first quarter fell to 0.90% from 1.23% for the first quarter of 2003.   The decrease in the cost of deposits for the year-over- year period resulted primarily from the lower market interest rates as well as the higher percentage of core deposits in the 2004 quarter.  Management believes that the cost of deposits has reached a natural floor, and for the remainder of 2004, the cost of deposits within each category should be fairly stable.  The retail time deposit program discussed earlier is expected to continue increasing time deposits as a percentage of overall deposits through the second quarter of 2004 and result in a slight increase in the overall cost of deposits in the remainder of 2004, assuming a flat interest rate environment.

Operating Results

Net interest income for the first quarter climbed 35% to a record $42.1 million, representing a net interest margin of 4.23%, compared to 4.01% a year ago and 4.34% in the previous quarter.  The increase in the margin over the prior year period was due primarily to the significant growth in the loan portfolio, the higher percentage of loans to earning assets and a greater decline in the cost of interest bearing liabilities compared to the yield on earning assets. The decrease in the margin compared to the previous quarter was due to the addition of approximately $200 million of FHLB advances with an average maturity of 2.5 years at a weighted average cost of 2.23%.  East West capitalized on attractive pricing in the market for longer-term funding to help support loan growth, resulting in a modest dilution to the margin in the short term.   Management continues to anticipate a net interest margin for 2004, assuming stable interest rates, of 4.25% to 4.40%, primarily as a result of growth in earning assets.

East West provided $3.8 million for loan losses during the first quarter, compared to $2.5 million in the year ago quarter.  The increased provision reflects the strong rate of growth in loans, offset by the level of non-performing assets and loan losses and management’s overall assessment of the risk inherent in the loan portfolio. Management continues to expect total provisions of approximately $12 to $14 million in 2004, reflecting the anticipated rate of growth in the loan portfolio, resulting in an allowance for losses of approximately 1.20% to 1.25% of total loans.

Non-interest income for the first quarter totaled $8.5 million, 25% higher than the year ago level.  Core non-interest income for the quarter, which excludes non-recurring gains on sales of loans, securities and other assets, totaled $7.2 million, an increase of 14% over the prior year period.  Higher loan, trade finance and letters of credit income contributed the majority of the fee income growth, reflecting the general asset growth at the bank.  Management anticipates that, excluding the impact of secondary marketing income, total non-interest income for the remainder of 2004 will increase by an annualized 10% to 15%. Including the impact of lower secondary marketing income, total non-interest income is expected to be roughly equal to the 2003 level.

East West reported total non-interest expense for the first quarter of $20.8 million, 19% above a year ago.  Cash operating expenses, which exclude the amortization of positive intangibles and investments in affordable housing partnerships, totaled $18.4 million for the quarter, an 18% increase over the prior year period.  Higher compensation related to increased staffing levels, and higher occupancy and other operating expense accounted for the increase and can be attributed to overall deposit and loan growth.  Management believes that it has made the majority of the investments required for 2004 and that the expected 17% to 19% increase in the dollar amount of core non-interest expense for 2004 will support the anticipated growth of the Bank in 2004.

East West generated a 36.37% efficiency ratio for the first quarter of 2004, compared to 41.30% a year ago.  The year-over-year improvement in efficiency ratio is attributable to increased efficiencies in the Bank’s operating platform, and management expects an efficiency ratio for 2004 in the 37% to 39% range.

The effective tax rate for the first quarter was 34.9%, compared to 34.5% a year ago. Management anticipates that the Bank’s effective tax rate for 2004 will be approximately equal to that of the first quarter.

Asset Quality

Non-performing assets remained consistent with the level of the previous quarter and at the low end of management’s anticipated range.  Total non-performing assets as of March 31, 2004 were $5.4 million, or 0.12% of total assets, compared to $12.6 million, or 0.36% of total assets, at March 31, 2003.  Non-accrual loans at March 31, 2004 were $5.4 million, or 0.15% of total loans, compared to $9.3 million, or 0.36% of total loans, a year ago.  Net charge-offs for the quarter totaled $840 thousand, or an annualized 0.10% of average loans, compared to $1.1 million, or an annualized 0.18% of average loans, for the first quarter of 2003.  Management believes that the overall level of asset quality remains sound and that non-performing assets should continue to be below 0.50% of total assets and that net charge-offs should remain below an annualized 0.35% in 2004.  The allowance for loan losses at March 31, 2004 was $42.3 million, or 1.16% of total loans and 786% of non-accrual loans, compared to $39.5 million, or 1.53% of total loans and 424% of non-accrual loans at March 31, 2003.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.79%, a total risk-based capital ratio of 10.94% and a Tier I leverage ratio of 9.52%.   Total stockholders’ equity as of March 31, 2004 was $407.1 million, representing a book value per share of $16.22.  During the first quarter, East West issued approximately 600,000 shares in a private placement with net proceeds of approximately $29.0 million.  The investors in the placement have an option to purchase approximately 200,000 additional shares during the next 75 days for approximately $10.0 million. The SEC declared the registration statement covering the resale of the shares issued in the placement effective on April 5th, 2004. The bank raised the additional equity in order to maintain prudent capital ratios in light of the recent strong loan originations.  East West did not repurchase any shares during the quarter.

About East West

East West Bancorp is a publicly owned company, with $4.6 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the fourth largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 40 locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.  For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	March 31, 2004	December 31, 2003	% Change
Assets
Cash and cash equivalents	$382,425	$141,589	170
Investment securities	393,089	445,736	(12)
Loans (net of allowance for loan losses of $42,268 and $39,246)	3,601,743	3,234,133	11
Premiums on deposits acquired, net	7,046	7,565	(7)
Goodwill	28,657	28,710	(0)
Other assets	209,900	197,700	6
Total assets	$4,622,860	$4,055,433	14

Liabilities and Stockholders’ Equity
Deposits	$3,645,194	$3,312,667	10
Short-term borrowings	—	12,000	(100)
FHLB advances	481,300	281,300	71
Accrued expenses and other liabilities	55,649	53,589	4
Notes payable	1,892	2,192	(14)
Junior subordinated debt securities	31,702	31,702	0
Total liabilities	4,215,737	3,693,450	14
Stockholders’ equity	407,123	361,983	12
Total liabilities and stockholders’ equity	$4,622,860	$4,055,433	14
Book value per share	$16.22	$14.82	9
Number of shares at period end	25,094	24,429	3

Ending Balances

	March 31, 2004	December 31, 2003	% Change
Loans
Residential first mortgage	$148,813	$146,686	1
Real estate - multifamily	861,700	809,311	6
Real estate - commercial	1,806,272	1,558,594	16
Real estate - construction	224,108	179,544	25
Commercial	330,709	311,133	6
Trade finance	114,879	120,809	(5)
Consumer	158,284	147,150	8
Total gross loans	$3,644,765	$3,273,227	11
Unearned fees, premiums and discounts	(754)	152	(596)
Allowance for loan losses	(42,268)	(39,246)	8
Net loans	$3,601,743	$3,234,133	11

Deposits
Noninterest-bearing demand	$1,060,048	$922,946	15
Interest-bearing checking	283,320	276,390	3
Money market	344,169	289,217	19
Savings	308,060	301,154	2
Total core deposits	1,995,597	1,789,707	12
Time deposits	1,649,597	1,522,960	8
Total deposits	$3,645,194	$3,312,667	10

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the three months ended March 31,
	2004	2003	% Change

Interest and dividend income	$52,145	$41,052	27
Interest expense	(10,062)	(9,993)	1
Net interest income	42,083	31,059	35
Provision for loan losses	(3,750)	(2,490)	51
Net interest income after provision for loan losses	38,333	28,569	34
Noninterest income	8,457	6,780	25
Noninterest expense	(20,756)	(17,393)	19
Income before taxes	26,034	17,956	45
Income taxes	(9,089)	(6,198)	47
Net income	$16,945	$11,758	44
Net income per share, basic	$0.69	$0.49	41
Net income per share, diluted	$0.67	$0.48	40
Shares used to compute per share net income:
- Basic	24,569	23,891	3
- Diluted	25,347	24,541	3

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended March 31,
	2004	2003	% Change
Loans
Residential first mortgage	$152,421	$121,232	26
Real estate - multifamily	832,924	643,657	29
Real estate - commercial	1,682,524	998,750	68
Real estate - construction	198,547	187,344	6
Commercial	316,625	264,710	20
Trade finance	120,029	90,811	32
Consumer	149,787	110,981	35
Total loans	3,452,857	2,417,485	43
Investment securities	416,762	511,199	(18)
Earning assets	3,982,620	3,097,222	29
Total assets	4,238,049	3,319,647	28

Deposits
Noninterest-bearing demand	842,744	677,222	24
Interest-bearing checking	284,635	238,758	19
Money market	302,759	179,352	69
Savings	304,706	264,599	15
Total core deposits	1,734,844	1,359,931	28
Time deposits	1,571,103	1,530,798	3
Total deposits	3,305,947	2,890,729	14
Interest-bearing liabilities	2,961,864	2,293,571	29
Stockholders’ equity	376,995	305,072	24

SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)

	For the Three months ended March 31,
	2004	2003	%Change
Selected Ratios For The Period
Return on average assets	1.60%	1.42%	13
Return on average equity	17.98%	15.42%	17
Interest rate spread	3.88%	3.56%	9
Net interest margin	4.23%	4.01%	5
Yield on earning assets	5.24%	5.30%	(1)
Cost of deposits	0.90%	1.23%	(27)
Cost of funds	1.06%	1.35%	(21)
Noninterest expense/average assets (1)	1.74%	1.88%	(7)
Efficiency ratio (1)	36.37%	41.30%	(12)
Net chargeoffs to average loans (annualized)	0.10%	0.18%	(44)

Period End
Tier 1 risk-based capital ratio	9.79%	9.86%	(1)
Total risk-based capital ratio	10.94%	11.01%	(1)
Tier 1 leverage ratio	9.52%	8.89%	7
Nonperforming assets to total assets	0.12%	0.36%	(67)
Nonaccrual loans to total loans	0.15%	0.36%	(58)
Allowance for loan losses to total loans	1.16%	1.53%	(24)
Allowance for loan losses to nonaccrual loans	786.09%	424.04%	85

	For the Three months ended March 31,
	2004	2003	%Change
Noninterest income:
Loan fees	$1,153	$852	35
Branch fees	1,795	1,723	4
Letters of credit fees and commissions	2,113	1,470	44
Gain on sale of loans	25	101	(75)
Gain on securities	1,194	347	244
Income from secondary market activities	755	708	7
Other	1,422	1,579	(10)
Total	$8,457	$6,780	25

Noninterest expense:
Compensation and other employee benefits	$9,168	$7,722	19
Net occupancy of premises	2,694	2,290	18
Deposit insurance premiums and regulatory assessments	178	173	3
Data processing	461	386	19
Amortization of positive intangibles	518	445	16
Amortization of investments in affordable housing partnerships	1,855	1,321	40
Other	5,882	5,056	16
Total	$20,756	$17,393	19

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships